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                 AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES


                                   EXHIBIT 21
                             LISTING OF SUBSIDIARIES


Subsidiaries of the Company and the jurisdiction in which each company was incorporated are listed below. Unless otherwise indicated parenthetically, 100% of the voting securities of each subsidiary are owned by the Company. All companies indicated with an asterisk (*) are subsidiaries of AMVAC. All of the following subsidiaries are included in the Company's consolidated financial statements:


             AMVAC Chemical Corporation              California

             GemChem, Inc.                           California

             2110 Davie Corporation                  California
              (formerly ABSCO Distributing)

             AMVAC Chemical UK Ltd.*                 Surrey, England

             Agrosevicios Amvac, SA de CV            Mexico

             Quimica Amvac de Mexico SA de CV        Mexico

             Environmental Mediation, Inc. (51%)     California

             Calhart Corporation                     California

             Manufacturers Mirror & Glass
              Co., Inc.                              California

             Todagco (80%)*                          California

             American Vanguard Corporation
              of Imperial Valley (90%)*              California

             AMVAC Ag-Chem*                          California

             AMVAC Chemical Corporation-Nevada*      Nevada